NAME OF REGISTRANT
Franklin Value Investors Trust
File No. 811-05878

EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders

Franklin All Cap Value Fund
(a series of Franklin Value Investors Trust)

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

March 11, 2016

1: To approve a Plan of Reorganization between the Franklin All Cap Value Fund and the Franklin Small Cap Value Fund, another series of Franklin Value Investors Trust

	Current Voting Level	% of Outstanding Shares	% of Shares Present
For:	1,966,951.355	46.274%	90.690%
Against:	58,771,836	1.383%	2.710%
Abstain:	143,149.326	3.368%	6.600%
Total:	2,168,872.518	51.025%	100.000%



Franklin Large Cap Value Fund
(a series of Franklin Value Investors Trust)

MINUTES OF THE SPECIAL MEETING OF SHAREHOLDERS

April 29, 2016

1: To approve an Agreement and Plan of Reorganization between the Franklin Large Cap Value Fund and the Franklin Rising Dividends Fund, a series of Franklin Managed Trust

	Current Voting Level	% of Outstanding Shares	% of Shares Present
For:	4,494,935.5045	36.217%	70.089%
Against:	110,354.8495	0.889%	1.721%
Abstain:	250,461.0100	2.018%	3.905%
Broker Non-Vote:	1,557,448.0810	12.548%	24.285%
Total:	6,413,199.445	51.672%	100.000%